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Exhibit 8



                         Consent of Independent Accountants


We whereby consent to the inclusion in this Statement of Additional Information constituting part of this Registration Statement on Form N-2 (the "Registration Statement") of Putnam Municipal Bond Fund (formerly Putnam Investment Grade Municipal Trust II, the "Fund") of our report dated December 7, 2000, except for note 5, as to which the date is July 23, 2001 relating to the financial statements and financial highlights appearing in the October 31, 2000, Annual Report to the Shareholders of Putnam Investment Grade Municipal Trust III. We also consent to the references to us under the heading "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 26, 2001